Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces First Quarter 2006 Earnings

Comparable Restaurant Sales Increase 5.6% for Quarter

Minneapolis, Minnesota, May 4, 2006. BUCA, Inc. (Nasdaq: BUCA) today announced financial results for the first fiscal quarter ended March 26, 2006. In the reported results, Vinny T’s of Boston and three closed Buca di Beppo restaurants are classified as discontinued operations.

Total restaurant sales increased by 5.6% to $64.8 million in the first quarter of fiscal 2006 from $61.4 million in the first fiscal quarter of fiscal 2005. The increase in restaurant sales was driven by increased comparable restaurant sales, as no new restaurants opened in the period. Increased popularity of Buca To Go and Buca Small, as well as the marketing effects of the Buca E-Club, contributed to the growth in comparable restaurant sales.

The company reported net income of $1.3 million, or $0.06 per share, in the first quarter of fiscal 2006 as compared to a net loss of $0.9 million, or $0.05 per share, in the first quarter of fiscal 2005. Net income from continuing operations was $1.1 million in the first quarter of fiscal 2006 as compared to a net loss of $1.1 million in the same period in the prior year.

Total restaurant costs in the first fiscal quarter were $58.7 million, up from $55.8 million in the same period in the prior year. As a percentage of sales, these costs were 90.5% for the first quarter of fiscal 2006, down from 90.9% in the first quarter of fiscal 2005. The decrease in restaurant costs as a percentage of sales was largely attributed to decreased labor expenses that more than offset increased occupancy costs driven by rising utilities expense.

General and administrative expenses decreased by 22.2% to $4.3 million in the first quarter of fiscal 2006 from $5.5 million in the first quarter of fiscal 2005. General and administrative expenses as a percentage of restaurant sales decreased to 6.6% in the first quarter of fiscal 2006 from 8.9% in the comparable period of fiscal 2005. The decrease in these expenses was primarily due to a $1.8 million insurance settlement, offset by approximately $0.3 million of share-based compensation expense as a result of the adoption of SFAS No. 123(R). In accordance with the modified prospective transition method, the company has not restated the financial results for our prior periods to include a comparable expense.

Interest expense increased by approximately $0.3 million to $0.8 million in the first quarter of fiscal 2006 from approximately $0.5 million in the first fiscal quarter of fiscal 2005. The increase in interest expense was primarily the result of higher interest rates on the company’s amended credit facility and the recording of interest expense on capital leases related to the sale–leaseback of eight restaurants completed in September 2005.

During the first quarter of fiscal 2006, net income from discontinued operations decreased to $0.1 million from $0.2 million in the same quarter of fiscal 2005. This decrease was primarily related to the operations of the three closed restaurants due to continuing expenses as we attempt to negotiate lease terminations with the respective landlords. Vinny T’s of Boston first quarter fiscal 2006 operating income remained flat at $0.2 million compared to the same period in fiscal 2005.

Wallace B. Doolin, the company’s Chairman, President and Chief Executive Officer commented, “Our continued strength in comparable restaurant sales is indicative of the strength of our concept. We believe our performance is a reflection of a total team effort and the ability to remain focused on providing each and every guest with a great experience. We continue to progress on our multi-year plan and we are optimistic that our future results will benefit from the implementation of our initiatives underway relating to menu, advertising and brand differentiation. We remain committed to our business strategies, including our emphasis on first improving our existing assets while working toward a sustainable growth plan to enhance shareholder value One Great Restaurant at a Time.”

Conference Call

BUCA, Inc. will host a conference call on Thursday, May 4, 2006 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. Wallace B. Doolin, the company’s Chairman, President and Chief Executive Officer, and Kaye R. O’Leary, the company’s Chief Financial Officer, will be hosting the call. The call will be webcast and can be accessed from the company’s website at www.bucainc.com with the webcast link available under the Investor Relations section. The webcast will also be available at http://viavid.net/dce.aspx?sid=0000303F. If you are unable to join the call, a replay will be available beginning at 3:00 p.m. Eastern Time and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international) passcode 5479078.

About the Company:

BUCA, Inc. owns and operates 104 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

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BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended
	March 26, 2006	March 27, 2005 (restated)
Restaurant sales	$64,842	$61,385
Restaurant costs:
Product	15,947	15,698
Labor	20,745	20,040
Direct and occupancy	18,711	16,817
Depreciation and amortization	3,251	3,250

Total restaurant costs	58,654	55,805
General and administrative expenses	4,260	5,474
Pre-opening costs	—	243
Loss on impairment and sale of long-lived assets	51	436
Lease termination charges	—	74

Operating income (loss)	1,877	(647)
Interest income	14	24
Interest expense	(748)	(456)

Income (loss) before income taxes	1,143	(1,079)
Income taxes	—	—

Net income (loss) from continuing operations	1,143	(1,079)
Net income from discontinued operations	127	153

Net income (loss)	$1,270	$(926)

Net income (loss) from continuing operations per share—basic and diluted	$0.05	$(0.06)

Net income from discontinued operations per share—basic and diluted	$0.01	$0.01

Net income (loss) per share—basic and diluted	$0.06	$(0.05)

Weighted average common shares outstanding—basic	20,503,773	20,180,235

Weighted average common shares outstanding—diluted	20,621,312	20,180,235

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	March 26, 2006	December 25, 2005
ASSETS
CURRENT ASSETS:
Cash	$1,230	$1,421
Accounts receivable	3,916	3,660
Inventories	6,003	6,382
Prepaid expenses and other	2,269	2,658
Current assets of discontinued operations and assets held for sale	1,236	1,246

Total current assets	14,654	15,367
PROPERTY AND EQUIPMENT, net	119,294	121,816
OTHER ASSETS	4,420	4,428
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE	9,241	9,255

	$147,609	$150,866

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,458	$12,191
Unredeemed gift card liabilities	1,905	2,921
Accrued payroll and benefits	7,421	8,363
Accrued sales, property and income tax	3,064	3,424
Other accrued expenses	6,124	7,232
Line of credit borrowing	2,557	—
Current maturities of long-term debt and capitalized leases	1,334	1,309
Current liabilities of discontinued operations and assets held for sale	3,419	4,145

Total current liabilities	35,282	39,585

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	17,061	17,415
DEFERRED RENT	19,010	19,062
OTHER LIABILITIES	3,689	3,904
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE	1,775	1,860

Total liabilities	76,817	81,826

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding
Common stock, $.01 par value per share, 30,000,000 shares authorized; 20,537,470, and 20,470,075 shares issued and outstanding, respectively	205	205
Additional paid-in capital	169,900	170,686
Accumulated deficit	(98,625)	(99,895)
Unearned compensation	—	(1,151)
Notes receivable from employee shareholders	(688)	(805)

Total shareholders’ equity	70,792	69,040

	$147,609	$150,866